                                                                  Exhibit (c)(1)

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                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 23, 1999

                                      among

                             COMPUWARE CORPORATION,

                              COMP ACQUISITION CO.

                                       and

                      DATA PROCESSING RESOURCES CORPORATION






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        AGREEMENT AND PLAN OF MERGER, dated as of June 23, 1999, among Compuware
Corporation, a Michigan corporation ("Parent"), COMP Acquisition Co., a California corporation and a wholly owned subsidiary of Parent ("Sub"), and Data Processing Resources Corporation, a California corporation (the "Company").

        WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, no par value, of the Company (the "Company Common Stock"), at a price per share of the Company Common Stock (a "Share") of not less than $24.00 net to the seller in cash and without interest thereon (such price, as may hereafter be increased, the "Offer Price"), subject to reduction for any applicable federal backup or other applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has approved the Offer and has resolved to recommend that the Company's shareholders accept the Offer;

        WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share, other than Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.1(d)), will be converted into the right to receive the Offer Price;

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement,
(i) Parent and certain shareholders of the Company have entered into a Shareholder Tender and Voting Agreement, pursuant to which such shareholders agree to tender their shares of Company Common Stock in the Offer and vote in favor of the Merger, and (ii) Parent and certain shareholders of the Company have entered into Employment and Noncompetition Agreements, pursuant to which such shareholders agree to be employed by the Company or the Surviving Corporation following the Effective Time, and be bound by certain covenants regarding non-competition.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                    THE OFFER

        1.1    The Offer.

               (a) Subject to the provisions of this Agreement, Sub shall, and Parent shall cause Sub to, within five business days after the public announcement (on the date hereof or the following business day) of the execution of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A and to the terms and conditions of this Agreement. Sub expressly reserves the right to waive any conditions to the Offer, to increase the price per Share payable in the Offer, to extend the duration of the Offer (subject to the limitations set forth in this Section), or to make any other changes in the terms and conditions of the Offer; provided, however, that without the Company's consent, no such change may be made which (i) decreases the price per Share payable in the Offer, (ii) reduces the minimum (including by waiver of the Minimum Tender Condition, as defined in Exhibit A) or maximum number of Shares to be purchased in the Offer,
(iii) imposes conditions to the Offer in addition to those set forth in Exhibit A, (iv) changes the form of consideration payable in the Offer, (v) extends the expiration of the Offer (the "Expiration Date") (which will initially be twenty business days following the commencement of the Offer) except (A) as required by the Exchange Act or (B) in the case of any extension of the Offer beyond five business days following the initial expiration of the Offer, unless in Sub's reasonable judgment, it is reasonably likely that during any such extension, any condition set forth in Exhibit A (including the Minimum Tender Condition) which is not satisfied as of the date of such extension will be satisfied during such extension; provided, that, without the Company's consent, the Expiration Date may not be extended pursuant to clause (B) of this sentence beyond twenty business days following the initial expiration of the Offer, or (vi) amends any other material terms of the Offer in a manner materially adverse to the Company's shareholders. Subject to the terms and conditions of this Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer. In the event that (i) the Offer is not commenced due to the failure of a condition set forth in Exhibit A or
(ii) the Offer is not consummated upon its expiration due to the failure of a condition set forth in Exhibit A, then, subject to the terms and conditions of this Agreement (including Articles VII and VIII hereof), the parties agree to take the actions set forth in this Agreement in order to obtain the Company Shareholder Approval (as defined in Section 4.1(d)) and effectuate the Merger as promptly as practicable.

               (b) On the date of commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to

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

which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") and shall mail the Offer Documents to the shareholders of the Company. Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments including a copy of such comments that are made in writing.

               (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of the Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

        1.2    Company Actions.

               (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and recommending that the Company's shareholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt this Agreement and approve the Merger. The Company represents that its Board of Directors has received the opinion of Thomas Weisel Partners LLC that the proposed consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the first sentence of this Section 1.2(a) and has obtained the consent of Thomas Weisel Partners LLC to the inclusion in the Schedule 14D-9 of a copy of the written opinion referred to in the preceding sentence . The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares (other than Shares, if any, held by such person which if tendered, could cause such person to incur liability under the provisions of
Section 16(b) of the Exchange Act) held by such person pursuant to the Offer.

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



               (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, together with all exhibits, amendments and supplements thereto as well as the Information Statement required pursuant to Section 14(f) under the Exchange Act, collectively the "Schedule 14D-9") containing the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to the shareholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments including a copy of such comments that are made in writing.

               (c) In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Sub with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a record date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and, to the extent reasonably requested, computer files and other information in the Company's possession or control regarding the beneficial owners of the Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.


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



                                   ARTICLE II
                                   THE MERGER

        2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporations Code (the "Code"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the Code. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger to merge the Company with and into Sub instead of merging Sub into the Company as provided above; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and will continue under the name "Data Processing Resources Corporation." At the election of Parent, any direct or indirect subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

        2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the Palo Alto, California offices of Fenwick & West, counsel to Parent and Sub, unless another date or place is agreed to in writing by the parties hereto.

        2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of ownership or other appropriate documents (in any such case, the "Certificate of Ownership") executed in accordance with the relevant provisions of the Code and shall make all other filings or recordings required under the Code. The Merger shall become effective at such time as the Certificate of Ownership is duly filed with the California Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Ownership (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the Code.

        2.5 Articles of Incorporation and By-laws. The articles of incorporation and by-laws of the Sub as in effect at the Effective Time shall be the articles of incorporation and by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Data Processing Resources Corporation.".


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        2.6 Directors. The directors of Sub immediately prior to the Effective
Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        2.7 Officers. The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        2.8 Merger Without Shareholders Meeting. In the event that Sub (or any other subsidiary of Parent) shall acquire, and shall maintain through the effectiveness of the Merger, ownership of at least 90% of the outstanding Shares sufficient to enable Sub (or such other subsidiary) and the Company to cause the Merger to become effective without the Company Shareholder Approval in accordance with Section 1110 of the Code (the "Short-Form Merger"), the parties hereto shall, subject to the terms and conditions of this Agreement (including
Article VII) and applicable law, take all necessary and appropriate action to cause the Short-Form Merger to become effective as promptly as practicable.

                                   ARTICLE III
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

        3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

               (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

               (b) Cancellation of Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company or by any subsidiary of the Company and each Share that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (c) Conversion of the Company Common Stock. Subject to Section 3.1(d), each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

               (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, to the extent provided by the Code, any issued and outstanding Shares

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

held by a person (a "Dissenting Shareholder") who objects to the Merger and complies with all the provisions of the Code concerning the right of holders of the Company Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in
Section 3.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of California. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the Code, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or enter into a binding settlement agreement or make a written offer to settle, any such demands.

               (e) Rights to Receive Shares. Each right to receive Shares, other than pursuant to the terms of securities convertible into or exercisable for Shares which otherwise provide, or as otherwise provided in this Agreement, shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Merger Consideration.

        3.2    Exchange of Certificates.

               (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing the Company Common Stock.

               (b) Parent To Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the Shares as part of the Merger pursuant to Section 3.1.

               (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, payment may be

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

made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

               (d) No Further Ownership Rights in the Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

               (e) Failure to Timely Surrender; No Liability. Promptly following the date that is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation shall be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(d)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (f) Withholding Taxes. The right of any person to receive any payment or consideration pursuant to this Agreement and the transactions contemplated herein shall be subject to any applicable requirements with respect to the withholding of Taxes.

               (g) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the


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

Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed certificates.

               (h) Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

        4.1 Representations and Warranties of the Company. Except as set forth in the attachments to the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Sub as follows:

               (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws and the articles of incorporation and by-laws or other organizational documents of its subsidiaries, in each case as amended to the date of this Agreement.

               (b) Subsidiaries. Section 4.1(b) of the Company Disclosure Letter lists each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and (except as may be required by foreign jurisdictions) are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than resale restrictions imposed by applicable securities laws (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

               (c) Capital Structure. The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 2,001,480 shares of preferred stock, no par value ("Company Preferred Stock"). At the close of business on June 21, 1999, (i) 14,762,416 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury,
(iii) 3,393,040 shares of the Company Common Stock were reserved for issuance upon exercise of outstanding Options (as defined in Section 6.4). The only plans or arrangements pursuant to which the Company is obligated to issue Shares or pursuant to which Options are outstanding are the Company's 1994 Stock Option Plan, as amended, and the Company Stock Option Plan for the Employees of Systems & Programming Consultants, Inc. (together, the "Company Option Plans"), the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"), and Shares issuable upon conversion of the Company's 5 1/4% Convertible Subordinated Notes due 2005 (the "Convertible Notes"). Except as set forth above, at the close of business on June 21, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by the Company's articles of incorporation, bylaws or any agreement to which the Company is a party. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above or in Section 4.1(c) of the Company Disclosure Letter , as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

               (d) Authority; Noncontravention. The Company has all the requisite corporate power and authority to enter into this Agreement and, subject to, if required by law, adoption and approval of the Merger Agreement and approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval, if such approval is required by law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the articles of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) except as set forth Section 4.1(d) of the Company Disclosure Letter (including change of control or acceleration rights under the Company Option Plans or other agreements disclosed therein), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company, (y) materially impair the ability of the Company to perform its obligations under this Agreement, (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a pre merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (2) the filing with the SEC and the National Association of Securities Dealers, Inc. of
(A) the Schedule 14D-9, (B) a proxy statement relating to the Company Shareholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Ownership with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on the Company, (B) materially impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or have a material adverse effect on the ability of the parties to consummate any of the transactions contemplated by this Agreement. Section 4.1(d) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which if, individually or in the aggregate, were not obtained, would result in a Material Adverse Effect on the Company.

               (e) SEC Documents; Financial Statements. The Company has filed in a timely manner all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996. All such required reports, schedules, forms, statements and other documents filed by the Company with the SEC (including those that the Company may file subsequent to the date hereof) are referred to herein as the "SEC Documents". As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document (as defined in Section 4.1(g)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, including those filed after the date hereof until the Closing, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents or as contemplated by this Agreement, since the date of the most recent consolidated balance sheet included in the SEC Documents neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles ("GAAP") to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the most recent consolidated balance sheet included in the SEC Documents, or (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices.

               (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.1(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

               (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recently audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been
(i) any Material Adverse Change affecting the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv)(x) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in excess of $10,000 per annum in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any executive officer of any increase in excess of $10,000 per annum in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, or (z) except as set forth in Section 4.1(g)(iv) of the Company Disclosure Letter, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on the Company, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles and SEC rules and regulations, (vii) any material revaluation of any of the Company's assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice, or (viii) any executive officer or other key employee who has terminated such person's employment with the Company, or threatened to do so, nor has the Company been informed that any such person plans to do so because of the pendency of the Offer or Merger.

               (h) Intellectual Property.

                      (i) The Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are material to the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted by the Company and its subsidiaries.

                      (ii) Section 4.1(h)(ii) of the Company Disclosure Letter lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, which the Company considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements as to which the Company is a party and pursuant to which any person other than the Company is authorized to use any Intellectual Property (other than end-user licenses in the Company's current standard form provided to Parent's counsel), and (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Company product that is material to its business.

                      (iii) To the Company's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any of its subsidiaries, any trade secret material to the Company or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through the Company or any of its subsidiaries, by any third party, including any employee or former employee of the Company or any of its subsidiaries. To the Company's knowledge, no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. Neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase, service or work orders or other agreements arising in the ordinary course of business.

                      (iv) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Company Intellectual Property or Third Party Intellectual Property Rights, the Company's service offerings or its ability to exploit its products which could reasonably be expected to result in a material loss or liability to the Company.

                      (v) No suit, action or proceeding involving the Company which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right, or breach of any license or agreement involving Intellectual Property is currently pending or, to the knowledge of the Company, is threatened, nor, to the knowledge of the Company, is there any reasonable basis therefor. The manufacture, marketing, licensing or sale of the Company's products and the provision of the Company's services does not, to the Company's knowledge after due inquiry of each of the Company's executive officers, directors and officers in charge of the Company's corporate functions, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                      (vi) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates any Third Party Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                      (vii) Except as set forth in Section 4.1(h)(vii) of the Company Disclosure Letter, to the knowledge of the Company, no Person has previously infringed or misappropriated or is infringing or misappropriating any Intellectual Property material to the Company.

                      (viii) Except as set forth in Section 4.1(h)(viii) of the Company Disclosure Letter, all current and former employees and consultants of the Company have signed a confidentiality/nondisclosure agreement in the form attached to the Company Disclosure Letter. All current and former employees and consultants of the Company involved in product development work have signed an invention assignment agreement in the form attached to the Company Disclosure Letter. To the Company's knowledge, no such current or former employees or consultants of the Company have violated any such agreement or otherwise misappropriated any trade secrets of the Company or of any third party. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

                      (ix) The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of the Company of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.


                      (x) None of the Company's operating codes, programs, utilities, development tools and other software, as well as all hardware and systems, utilized by the Company or any of its subsidiaries internally or to develop products or to provide services to customers, as well as all products of the Company or any of its subsidiaries sold to customers (collectively,

"Systems") will, as a result of processing data containing dates in the year 2000 and any preceding or following years, fail to initiate or operate, or to correctly store, represent and process all dates or abnormally terminate such processing. The Company's Systems operate and will operate substantially in accordance with their specifications prior to, during and after the calendar year 2000 or any leap years. Since January 1, 1998, neither Company nor any of its subsidiaries has given to customers any written representations or warranties or indemnities with respect to year 2000 compliance or conformity, except (A) where the Company's liability is limited to amounts paid to the Company pursuant to the contract in which such representation, warranty or indemnity appears and lost profits and consequential damages are expressly excluded, (B) pursuant to the Company's standard form services agreement attached as Exhibit 4.1(h)(x) to the Company Disclosure Letter or (C) as disclosed in Section 4.1(h)(x) of the Company Disclosure Letter.


               (i) Litigation. Except as disclosed in the Filed SEC Documents, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, nor, to the knowledge of the Company, is their any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) challenge or seek to enjoin or seek damages with respect to the Company's entering into and performing this Agreement or that impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i),
(ii) or (iii) above.

               (j) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or Section 4.1(j) of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the Filed SEC Documents or Section 4.1(j) of the Company Disclosure Letter, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries as to which there is or could be aggregate liability on the part of the Company or any of its subsidiaries in excess of $100,000.

               (k) ERISA Compliance.

               (i) The Company is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters.

Except as set forth in Section 4.1(k) of the Company Disclosure Letter, the Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

               (ii) The Company (a) has never been and is not now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (d) does not have any current labor disputes. The Company has good labor relations, has not been informed of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has not been informed that any of its key employees intends to leave its employ.

               (iii) Neither the Company nor any trade or business (a "Company Affiliate") which is under common control with the Company within the meaning of
Section 414 of the Internal Revenue Code of 1986, as amended (the "Revenue Code") has a pension plan which is subject to Section 412 of the Revenue Code or subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and does not maintain a "multiemployer plan" as defined in
Section 3(37) of ERISA. The Company has made available to Parent a true and complete copy of, to the extent applicable, (i) such Company Employee Plan (as defined below), (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Company Employee Plan (as defined below), (iv) the most recent summary plan description for each Company Employee Plan (as defined below) for which such a description is required and (v) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any Company Employee Plan (as defined below).

               (iv) Each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by the Company or any Company Affiliate and covers any employee or former employee of the Company or any Company Affiliate. Such contracts are hereinafter collectively referred to as "Company Employee Plans." Each Company Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Employee Plan. All contributions to any Company Employee Plan for all periods prior to the Effective Time have been timely made or are accrued on the Company's financial statements.

               (v) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the Company's fiscal year ended December 31, 1998.

               (vi) All of the Company Employee Plans, to the extent applicable, are in compliance, in all material respects, with (a) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA,
(b) the Americans with Disabilities Act of 1990, as amended, and (c) the Family Medical and Leave Act of 1993, as amended, and the regulations thereunder.

               (vii) No benefit payable or which may become payable by the Company or any of its subsidiaries pursuant to any Company Employee Plan or as a result of or arising under this Agreement or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Revenue Code) which is subject to the imposition of an excise Tax under
Section 4999 of the Revenue Code or which would not be deductible by reason of
Section 280G of the Revenue Code. Except as set forth in Section 4.1(k)(vii) of the Company Disclosure Letter, neither the Company nor its subsidiaries is a party to any: (a) agreement (other than as described in (b) below) with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or its subsidiaries in the nature of any of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

               (viii) The Company has made available to Parent a list of the names of all employees of the Company and of any of its subsidiaries and their salaries as of the most recent practicable date.

               (l) Taxes.

                      (i) The Company and each of its subsidiaries has duly filed on a timely basis all material Tax Returns required to be filed by it. All such Returns are true, complete and correct in all material respects. Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the balance sheet of the Company contained in the most recent financial statements contained in the Filed SEC Documents (the "Company Balance Sheet") in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course. The most recent financial statements contained in the Filed SEC Documents properly reflect in accordance with generally accepted accounting principles all Taxes payable by or properly accruable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                        (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not properly reflected in accordance with generally accepted accounting principles in the most recent financial statements contained in the Filed SEC Documents, and no requests for waivers of the time to assess any such Taxes are pending. The Company and/or any of its subsidiaries have not agreed with any Tax authority to extend the time to assess any Taxes beyond the date of this Agreement. None of the Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by the Internal Revenue Service for any taxable period. The Company and/or any of its subsidiaries have not entered into any closing agreement with respect to any taxable year. The Company and/or any of its subsidiaries is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened in writing against the Company or any of its subsidiaries or any of their assets. The Company and each of its subsidiaries have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Revenue Code Section 6662. Neither the Company nor any of its subsidiaries is (nor has ever been) a party to any Tax sharing agreement with any party other than the Company or its subsidiaries.

                        (iii) Neither the Company nor any subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Revenue Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Revenue Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Company nor any subsidiary has participated in an international boycott as defined in Revenue Code Section 999. Neither the Company nor any subsidiary is a member of, a partner in, or otherwise owns an interest in a partnership, limited liability or other "pass through" entity. Neither the Company nor any subsidiary has agreed, nor is it required to make, any adjustment under Revenue Code Section 481(a) by reason of a change in accounting method or otherwise. Neither the Company nor any of its subsidiaries own any interest in any controlled foreign corporation (as defined in Section 957 of the Revenue Code), passive foreign investment company (as defined in
Section 1296 of the Revenue Code) or other entity, the income of which is required to be included in the income of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has been a "distributing" or "controlled" corporation as defined in Section 355 of the Revenue Code in a transaction intended to qualify under Section 355 and Section 368(a)(1)(D) of the Revenue Code within the two years immediately prior to the signing of this Agreement.

                        (iv) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Revenue Code or agreed to have Section 341(f)(2) of the

Revenue Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Revenue Code) owned by Company or any of its subsidiaries.

                      (v) As used in this Agreement, "Tax" or "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its subsidiaries is required to pay, withhold or collect. As used in this Agreement, "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

               (m) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Revenue Code). There is no agreement, contract or arrangement to which the Company or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Revenue Code.

               (n) Compliance with Applicable Laws.

                      (i) The Company and each of its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in Section 4.1(n) of the Company Disclosure Letter, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company.

                      (ii) The Company and its subsidiaries are, and have been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was in compliance with all applicable Environmental Laws except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any Federal, state or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) Releases (as defined below) or threatened Releases of Hazardous Material (as defined below) into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, ground water, publicly-owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

                      (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company or its subsidiaries, or, to the Company's knowledge, any other party, in violation of Environmental Laws in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release in violation of Environmental Laws, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective currently or previously owned or leased properties, to the knowledge of the Company, there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Release" has the meaning set forth in 42 U.S.C. Section 9601(22). The term "Hazardous Material" means (1) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Clean Air Act, 42 U.S.C. Section 7401 et seq., (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) radon and (6) PCBs, or materials or fluids containing PCBs.

               (o) State Takeover Statutes; Rights Agreement. Except for Sections 1101 and 1203 of the Code (which will not apply if the Merger is a short form merger), no California takeover statute or similar statute or regulation applies to the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement. The Company is not a party to, nor affected by, any "rights agreement", "poison pill" or similar plan, agreement or arrangement (a "Rights Plan") affecting the capitalization of, or issuance of capital stock by, the Company, which would be triggered by the Offer, the Merger, this Agreement or any other transaction contemplated hereby.

               (p) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Thomas Weisel Partners LLC, the fees and expenses of which will be paid by the Company (and a copy of whose engagement letter has been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, nor to any fee that is contingent on closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Assuming consummation of the Merger, no such engagement letter obligates the Company to continue to use their services or pay fees or expenses in connection with any future transaction.

               (q) Opinion of Financial Advisor. The Company has received the opinion of Thomas Weisel Partners LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders (other than Parent and Sub) from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

               (r) Contracts, Debt Instruments.

                      (i) Set forth on the Company Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

                      (ii) Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under): (i) its articles of incorporation or bylaws, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except for violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company.

                      (iii) Neither the Company nor any of its subsidiaries is a party to or is bound by: (A) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors; (B) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or (C) any material joint marketing or development agreement.

               (s) Certain Agreements. Except as set forth in Section 4.1(s) of the Company Disclosure Letter, the Company and its subsidiaries are not parties to or subject to any agreement which falls within any of the following classifications:

                      (i) any employment, deferred compensation, bonus or consulting contract (other than with a technical consultant) requiring payments in excess of $125,000 by the Company or any subsidiary;

                      (ii) any distributorship, sales, marketing, advertising, brokerage, licensing, dealership, representative or agency relationship requiring payment by the Company or any subsidiary;

                      (iii) any contract or agreement that materially restricts or materially impairs the Company or any of its subsidiaries or employees from carrying on such person's business as now conducted or any part thereof or from competing in any line of business with any person, corporation or other entity or that grants any exclusive license or distribution rights;

                      (iv) any collective bargaining agreement or other such contract or agreement with any labor organization;

                      (v) any lease of personal property requiring rental payments of $250,000 or more throughout its term and having a term of one year or more, whether as lessor or lessee;

                      (vi) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company or any subsidiary in personal property;

                      (vii) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, change in control, welfare or employee plan or material agreement providing benefits to any present or former employees, officers or directors of the Company or any of its subsidiaries;

                      (viii) any agreement to acquire equipment or commitment to make capital expenditures by the Company or any subsidiary of $100,000 or more;

                      (ix) any agreement for the sale of any material properties or assets, or for the grant of any preferential right to purchase any such material properties or assets or which requires the consent of any third party to the transfer and assignment of any such material properties or assets, other than in the ordinary course of business in connection with the Company sale of properties or assets;

                      (x) any agreement requiring the Company to indemnify any current or former officer, director, employee or agent;

                      (xi) except in the ordinary course of business, any other agreement of any other kind which involves future payments or receipts or performance of services or delivery of items, requiring payments of $100,000 or more to or by the Company or any subsidiary; or

                      (xii) any agreement with a customer of the Company providing for services to be performed for such customer for a fixed or capped fee or payment structure.

                      Neither the Company nor any subsidiary is in default under any contract or agreement, nor, to the knowledge of the Company, are any other parties to such agreements in default, and to the Company's knowledge, no act or omission has occurred which, with notice or lapse of time or both, would constitute a default under any term or provision of any contract or agreement, except for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Each agreement disclosed in items (i) through (xii) of this Section is in full force and effect and true and correct copies of all such agreements have been provided to Parent or its representatives.

               (t) Title to Properties.

                      (i) Section 4.1(t) of the Company Disclosure Letter lists all real property interests owned or leased by the Company or its subsidiaries. The Company and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material properties and assets, other than properties and assets in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its subsidiaries to conduct business as currently conducted.

                      (ii) The Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

               (u) Labor Matters. Except as set forth in the Company Disclosure Letter, or as would not have a Material Adverse Effect on the Company (a) the Company and its subsidiaries are operating and have operated the business in compliance in all material respects with all applicable laws relating to the business respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), any such applicable laws respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, the Family and Medical Leave Act or related matters, and the Company and its subsidiaries are not engaged in and have not engaged in any unlawful practice relating to the business under such applicable laws, or in any unfair labor practice relating to the business; (b) no Governmental Entity has given the Company or any of its subsidiaries written notice regarding any pending charge, audit, claim, complaint, investigation or review by or before any Governmental Entity concerning or requesting in writing to explain any conflicts with or violations of any such laws relating to the business by the Company or such subsidiary or in connection with the operation of the business, nor, to the knowledge of the Company, is any such investigation threatened or pending, nor, to the knowledge of the Company, has any such investigation occurred during the last two years; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or affecting the business, and neither the Company nor any subsidiary has experienced any work stoppage or other material labor difficulty relating to the business in the last two years; (d) to the knowledge of the Company, no union representation question or union organizational activity exists respecting employees and, to the Company's knowledge, no one has petitioned within the last two years, and no one is now petitioning, for union representation of any employees; (e) there exists no collective bargaining agreement or other contract or agreement relating to the business with any labor union or association representing any employee, and no collective bargaining agreement affecting employees is currently being negotiated; and (f) the Company and its subsidiaries are in material compliance with all obligations under all Company Employee Plans and all employment contracts and are not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the business or amounts required to be reimbursed to such employees. Except as set forth in the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened proceedings, actions or suits of any nature (i) under or alleging violation of IRCA, WARN or any law respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination or demotion, sexual and other harassment, workers' compensation, occupational safety and health requirements, labor/management relations (including any grievances or arbitration proceeding arising out of or under any collective bargaining agreements) and unemployment insurance, or matters involving any employee; (ii) relating to alleged unlawful employment practices or unfair labor practices involving any employee (or the equivalent thereof under any law); or (iii) relating to alleged breaches of any of the Company Employee Plans. To the Company's knowledge, no employee of the Company has in any material respect violated any employment contract, confidentiality agreement, patent disclosure agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by the Company or any of its subsidiaries or disclosing to the Company or any of its subsidiaries trade secrets or proprietary information of any such employer. No employee of the Company or any of its subsidiaries has given notice to the Company or any of its subsidiaries, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company or any of its subsidiaries.

               (v) Government Contracts. All representations, certifications and disclosures made by the Company or any subsidiary to any Government Contract Party (as defined below) have been in all material respects current, complete and accurate at the times they were made. There have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any contracts of Company or any subsidiary with any Government Contract Party (as defined below) in either case that have led to or is reasonably likely to lead to, either before or after the Closing Date, (a) any material claim or dispute involving Company or any subsidiary and/or Parent or Sub as successor in interest to Company and any Government Contract Party or
(b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party (as defined below) of any of the Company's technical data, computer software, products and services and that has led to or is reasonably likely to lead to, either before or after the Closing Date, any cloud on any of the Company's or its subsidiaries' rights in and to its technical data, computer software, products and services. There is currently no dispute between the Company or any of its subsidiaries and any Government Contract Party. For purposes of this Section, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal, state, county, local or municipal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

               (w) Warranties, Guarantees and Indemnities. Except as disclosed in Section 4.1(w) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has provided to its customers rights to obtain refunds or made any other warranties, guarantees or indemnities with respect to the services it provides to such customers except where the Company's liability is limited to (1) amounts paid to the Company pursuant to the contract in which such right, warranty, guaranty or indemnity appears and lost profits and consequential damages are expressly excluded, and (2) the Company's obligation to remedy a deficiency under such contract without further charge to the customer.

               (x) Customer Relationships. Each of the Company and each of its subsidiaries has reasonably good commercial working relationships with its customers and suppliers. None of the Company's top twenty-five customers (based on the Company's consolidated revenues for the fiscal year ended July 31, 1998 (each, a "Material Customer") has, from August 1, 1998 to the date of this Agreement, canceled or otherwise terminated its relationship with the Company or any subsidiary thereof, decreased or limited materially the amount of product or services ordered from the Company or any subsidiary thereof, or threatened to take any such action other than in the ordinary course upon completion of customer projects.

               (y) Product and Service Quality. All products manufactured, sold, licensed, leased or delivered by the Company and its subsidiaries and all services provided by the Company and its subsidiaries, to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties, product specifications and quality standards in all material respects, and none of the Company or its subsidiaries has any material liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or its subsidiaries giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. Neither the Company nor its subsidiaries has received a complaint from a Material Customer regarding the Company's or its subsidiaries' services pursuant to which such Material Customer is withholding payment of any material amounts payable to the Company or such subsidiary, or which is the subject of an ongoing dispute or correspondence between the Company and such customer.

               (z) Disclosure. Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with particularity and describes the relevant facts in reasonable detail; provided, that a particular matter need only be disclosed once in such manner so long as it is cross-referenced wherever else applicable in the Company Disclosure Letter in a manner sufficiently clear to identify to which representation or warranty an exception is being made.

        4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

               (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent.

               (b) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (i) the articles of incorporation or by-laws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent and its subsidiaries, taken as a whole, (y) materially impair the ability of Parent or Sub to perform their obligations under this Agreement, (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form under the HSR Act, (2) the filing with the SEC and the National Association of Securities Dealers of (A) the Offer Documents and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Ownership or an agreement of merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on Parent and its subsidiaries, taken as a whole, (B) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement.

               (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

               (d) Brokers. No broker, investment banker, financial advisor or other person, other than Updata Capital, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

               (e) Financing. At the expiration of the Offer and the Effective Time, Parent and Sub will have available all the funds necessary for the acquisition of all Shares pursuant to the Offer or Merger and to perform their respective obligations under this Agreement, including without limitation payment in full for all Shares validly tendered or outstanding at the Effective Time.

               (f) Litigation. Except as disclosed in documents filed with the SEC by Parent, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Parent or Sub to perform their obligations under this Agreement or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i) or (ii) above.

               (g) Financial Statements. The financial statements of Parent included in the required reports, schedules, forms, statements and other documents filed with the SEC since December 31, 1996, including those filed after the date hereof until the Closing, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1 Conduct of Business.

               (a) Conduct of Business by the Company. The Company shall, and shall cause its subsidiaries to, carry on its and their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and employees and to preserve their relationships with distributors, licensors, contractors, customers, suppliers, lenders and others having business dealings with any of them. Without limiting the generality of the foregoing, except as may be expressly permitted by other provisions of this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter cross-referenced to a subsection of this Section 5.1, or as may be agreed to in writing by Parent, the Company shall not, and shall not permit any of its subsidiaries to:

                      (i)(x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, in the case of less than wholly owned subsidiaries, as required by agreements existing on the date of this Agreement, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                      (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of the Company Common Stock upon the exercise of Options (as defined in Section 6.4) or upon the conversion of the Convertible Notes outstanding on the date of this Agreement and in accordance with their present terms) and pursuant to the Stock Purchase Plan; provided, that, without the prior written consent of Parent (such consent not to be unreasonably withheld), in no event shall the Company issue any shares of its capital stock during the period commencing with the consummation of the Offer and ending at the Effective Time;

                      (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

                      (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

                      (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property), except for sales, leases, licenses, or encumbrances of its properties or assets in the ordinary course of business consistent with past practice;

                      (vi) (x) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement (except in the ordinary course of business under agreements in effect on the date hereof, not to exceed $1,000,000 in aggregate amount; provided, that such amount may be exceeded with the prior written consent of Parent, such consent not to be unreasonably withheld) or guarantee any indebtedness of another person (other than a subsidiary), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans or advances to, or investments in, any other person, other than any subsidiary of the Company;

                      (vii) make or agree to make any new capital expenditure or expenditures which individually is in excess of $100,000 or which in the aggregate are in excess of $500,000;

                      (viii) make any material tax election or settle or compromise any material income or franchise tax liability;

                      (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice in accordance with the terms of this
Section 5.1;

                      (x) except as expressly contemplated hereby, waive, release or assign any rights or claims under any contract or agreement binding on the Company or any subsidiary; or, except as expressly contemplated hereby or in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any contract or agreement binding on the Company or any subsidiary; or, in any event, enter into any contract or agreement binding on the Company or any subsidiary which would be required to be disclosed in Section 4.1(d) of the Company Disclosure Letter;

                      (xi) terminate or lay off more than ten employees, except for cause consistent with past practice and Company policy;

                      (xii) adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Options (as defined in Section 6.4), or authorize cash payments in exchange for any Options, or otherwise alter or commit to any compensation, benefit or severance arrangement for or with any officer or employee of the Company or enter into any related or interested party transaction;

                      (xiii) grant or provide any severance or termination pay to any officer or employee except payments pursuant to written plans or agreements outstanding on the date hereof and described in the Company Disclosure Letter;

                      (xiv) take any actions (including seeking or soliciting corporate approvals) directed towards seeking to liquidate or dissolve the Company or to take advantage of bankruptcy or other creditor protection laws or that would or are reasonably likely to render the Company insolvent or to cause the Company to become involved in bankruptcy proceedings, including soliciting creditor arrangements or moratoria;

                      (xv) except as described in Section 5.1(a)(xv) of the Company Disclosure Letter, institute any litigation or other proceeding;

                      (xvi) take any action that might cause or constitute a breach of any representation or warranty made by the Company in this Agreement; or

                      (xvii) enter into any Rights Plan, or take or permit any other action which could have the effect of causing the representation made in
Section 4.1(o) to be untrue in any respect;

                      (xviii)authorize any of, or commit or agree to take any of, the foregoing actions.

               (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, knowingly and willfully, take deliberate action that would cause (i) any of the representations and warranties of such party set forth in this Agreement to become untrue in (x) such a manner as would have a Material Adverse Effect on the Company (in the case of the Company) or (y) any material respect (in the case of Parent) as of the date when made or (ii) any of the conditions to the Offer set forth in Exhibit A or any of the conditions to the Merger not being satisfied (subject to the Company's right to take action consistent with Section 5.2).

        5.2 No Solicitation.

        (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the making, announcement or submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that this Section
5.2 shall not prohibit the Company from furnishing non-public information regarding the Company and its subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide takeover proposal (as defined in this Section 5.2) that the Company's Board of Directors reasonably concludes (after consultation with its financial adviser) may constitute a superior proposal (as defined in Section 6.1) if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.2, (2) the Company's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company's Board of Directors to comply with its fiduciary obligations to Company's shareholders under applicable law, and (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such takeover proposal and of the Company's intention to furnish information to, or enter into discussions with, such person or group, the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement, and contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Upon execution of this Agreement, the Company, its subsidiaries, officers, directors, employees, investment bankers, attorneys and other agents and representatives will immediately cease any and all existing activities, discussions or negotiations with any parties conducted previously regarding a takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any investment banker or attorney of the Company or any of its subsidiaries, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, "takeover proposal" means any offer or proposal relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company; or (C) any liquidation or dissolution of the Company.


               (b) In addition to the obligations of the Company set forth in paragraph (a) above, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which is expected to lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such request, takeover proposal or inquiry.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

        6.1 Shareholder Approval; Preparation of Proxy Statement.

               (a) If the Company Shareholder Approval is required by law in order to effect the Merger, the Company will, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. Subject to the provisions of Section 6.1(c): (i) the Company will, through its Board of Directors, recommend to its shareholders that the Company Shareholder Approval be given; (ii) the Proxy Statement shall include a statement to the effect that the Company's Board of Directors recommends that the Company Shareholder Approval be given at the Shareholders Meeting; and (iii) neither the Company's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company's Board of Directors that the Company Shareholder Approval be given at the Shareholders Meeting. Notwithstanding the foregoing, if Sub (or any other subsidiary of Parent) shall acquire and shall maintain through the effectiveness of the Short-Form Merger, ownership of at least 90% of the outstanding Shares sufficient to enable Sub (or such other subsidiary) to effect the Short-Form Merger, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 1110 of the Code, including by filing the Certificate of Ownership and by the Company's Board giving the approval contemplated by Code
Section 1110(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal (including a superior proposal) or (ii) the withdrawal or modification by the Company's Board of Directors of its approval or recommendation of the Offer, this Agreement, the Merger or the Company Shareholder Approval.

               (b) If the Company Shareholder Approval is required by law in order to effect the Merger, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

               (c) Nothing in this Agreement shall prevent the Company's Board of Directors from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a superior proposal (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company has received a superior proposal, specifying all of the material terms and conditions of such superior proposal and identifying the person or entity making such superior proposal, (iii) Parent shall not have, within three business days of Parent's receipt of the Notice of Superior Proposal, made an offer that the Company's Board by a majority vote determines in its good faith judgment, after consultation with its financial adviser, to be at least as favorable to the Company's shareholders as such superior proposal (it being agreed that the Company's Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof),
(iv) the Company's Board of Directors concludes in good faith, after consultation with its outside counsel, that, in light of such superior proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's shareholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section
5.2 or this Section 6.1. The Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any takeover proposal to determine whether such takeover proposal is a superior proposal. For purposes of this Agreement, "superior proposal" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the Shares outstanding immediately preceding such transaction will represent less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, on terms that the Company's Board of Directors determines, in its reasonable judgment (based on the written advice of its financial adviser) to be more favorable to the Company shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "superior proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company's Board of Directors (after consultation with its financial adviser) to be obtained by such third party on a timely basis.

               (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

               (e) Parent agrees to cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the Company Shareholder Approval.

        6.2 Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish or make available promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Any disclosure that may be required by law, regulation or rule shall be coordinated by and between the parties and their advisors prior to such disclosure. Except as required by law or the rules and regulations of the Nasdaq National Market, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, in confidence any confidential information in accordance with the Confidentiality Agreement dated May 17, 1999, between Parent and the Company (the "Confidentiality Agreement").

        6.3 Reasonable Efforts; Notification.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, including but not limited to those set forth in Section 4.1(d) of the Company Disclosure Letter, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

               (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of: (i) the breach of any material representation or warranty made by it contained in this Agreement or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        6.4 Stock Plans.

               (a) Stock Option Plans. Pursuant to the Company Option Plans, following the Effective Time, each option to purchase Shares granted pursuant to the Company Option Plans ("Options") shall, upon vesting, due exercise and payment of the exercise price of such Option, entitle the optionee to receive the Merger Consideration per Share subject to such Option. Each Option will continue the same vesting schedule following the Effective Time, with the optionee receiving credit for continuous service with the Company prior to the Effective Time.

               (b) Employee Stock Purchase Plan. Unless terminated prior to the Effective Time in accordance with its terms, the Stock Purchase Plan shall be terminated as of the Effective Time. Unless the Stock Purchase Plan is terminated prior to the Effective Time in accordance with its terms, the Company shall take such actions as are necessary to cause the last day of the then current "Purchase Right Period" (as such term is used in the Stock Purchase
Plan) to be the last trading day on which the Company Common Stock is traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Company Exercise Date"); provided that such change shall be conditioned on the consummation of the Merger. On the Final Company Exercise Date, the Company shall apply the funds credited as of such date under the Stock Purchase Plan within each participant's payroll withholdings account to the purchase of whole shares of the Company Common Stock in accordance with the terms of the Stock Purchase Plan.

        6.5 Post Merger Employment Benefits; Employment and Noncompetition Agreements.

               (a) Employees of the Company who become employed by Parent or any controlled subsidiary thereof after the Effective Time will become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of Parent, and such employees shall receive credit for all service with the Company for purposes of any "employee benefit plan" as such term is defined in Section 3(3) of ERISA. Upon the request of Parent, any Company Employee Plans shall be terminated immediately prior to the Effective Time.

               (b) Concurrently with the execution of this Agreement, (i) Parent and the Company shall have entered into amendments to the employment agreements between the Company and Mary Ellen Weaver, Thomas Vadnais and David Connell, respectively, which amendments shall become effective at the Effective Time, and
(ii) Parent and the Company shall have entered into noncompetition agreements with Mary Ellen Weaver and David Connell, respectively, which agreements shall become effective at the Effective Time (collectively, "Employment and Noncompetition Agreements").

               (c) Promptly following the Effective Time, Parent will evaluate the equity incentive compensation of the employees of the Company who become employed by Parent or its subsidiaries after the Effective Time, and, if deemed appropriate in Parent's sole discretion, in light of the equity incentive compensation provided to similarly situated employees of Parent, Parent will make grants of equity incentive compensation to such employees.

        6.6 Indemnification, Exculpation and Insurance.

               (a) From and after the Effective Time, the Parent will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any of its subsidiaries and their respective directors and officers (each, an "Indemnified Party") existing prior to the date hereof; provided, that Parent and the Surviving Corporation shall have no obligation to indemnify an Indemnified Party thereunder in respect of claims, liabilities or damages arising out of a knowing and willful breach of a representation or covenant made by the Company in this Agreement caused by such Indemnified Party. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation and, by executing this Agreement, Parent hereby assumes such obligations. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the same provisions with respect to indemnification and elimination of liability for monetary damages as are set forth in the Articles of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof or any time after the date hereof and prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless such modification is required by law.

               (b) This Section 6.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time and will be binding on all successors and assigns of the Parent or the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporations or entities of such consolidation or merger, then and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation shall assume the obligations of the Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.6.

        6.7 Directors. Promptly upon the acceptance for payment of, and payment for, any shares of the Company Common Stock by Sub pursuant to the Offer, and provided that the Minimum Tender Condition has been satisfied, Sub shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to Company, such number of persons so that the designees of Sub constitute the same percentage (but in no event less than a majority) of the Company's Board of Directors (rounded up to the next whole number) as the percentage of Shares acquired in connection with the Offer. The Company shall, upon Sub's request, promptly increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable Sub's designees to be elected to the Board of Directors and shall cause Sub's designees to be so elected. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). Following the election or appointment of Sub's designees pursuant to this Section 6.7, and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights hereunder, shall require the concurrence of a majority of the Company's directors (including, if Parent so elects, a majority of the Company's non-employee directors) (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors (other than directors designated by Sub in accordance with this Section 6.7) designated by such persons or person to fill any vacancy (the "Continuing Directors").

        6.8 Fees and Expenses. All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided, however, that (i) the Company agrees to promptly assume and pay, or reimburse Parent for, all reasonable legal, accounting and investment banking fees payable and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $1,000,000, following termination of this Agreement pursuant to Sections 8.1(c) or 8.1(d) hereof, and (ii) Parent agrees to promptly assume and pay, or reimburse the Company for, all reasonable legal, accounting and investment banking fees payable and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $1,000,000, following termination of this Agreement pursuant to Section 8.1(e) hereof.

        6.9 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the Nasdaq National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        6.10 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement until the purchase of the Company Common Stock pursuant to the Offer or the prior termination of this Agreement in accordance with its terms, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement thereof shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld, and provided, further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

        6.11 Retention. The Company shall take all commercially reasonable efforts to induce each manager and the employees and consultants of the Company and its subsidiaries generally to continue to remain employees of the Company following the Effective Time.

        6.12 Grant of Option. The Company hereby grants an option to Sub (or any other subsidiary of Parent) to purchase such number of Shares, at an aggregate exercise price of one dollar (or, if greater, the minimum consideration required under applicable law) as is necessary following consummation of an Offer in which the Minimum Tender Condition is satisfied in order for Sub (or such other subsidiary) to own 90% of the outstanding Shares immediately prior to the Effective Time so that the Short-Form Merger may be effected.

        6.13 Convertible Notes. The Company agrees to take all actions required by the Indenture of the Convertible Notes, dated as of March 24, 1998, between the Company and State Street Bank and Trust Company of California, N.A., as Trustee, in connection with the Merger, including under Sections 5.1, 11.1, 13.6, 13.7 and 13.8 thereof.


                                   ARTICLE VII
                              CONDITIONS PRECEDENT

        7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

               (a) Company Shareholder Approval. If required by applicable law, the Company Shareholder Approval shall have been obtained.

               (b) HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

               (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order or ruling issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition shall be in effect which would (i) make the Merger or the acquisition or holding by Parent or its affiliates of Company Common Stock or Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Parent's or Sub's ownership or operation of, or compel Parent or Sub to dispose of or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any subsidiary thereof, (iii) compel Parent, Sub or the Company to dispose of or hold separate all or a material portion of the business or assets of Parent or any of its subsidiaries or the Company or any of its subsidiaries, or (iv) impose material limitations on the ability of Parent or Sub or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or impose any material condition to the Offer, this Agreement or the Merger which would be adverse to Parent.

        7.2 Conditions to Parent's and Sub's Obligation to Effect the Merger. The respective obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

               (a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and Parent shall have received a certificate with respect to the foregoing signed by a duly authorized officer of the Company;

               (b) the Company shall have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and Parent shall have received a certificate with respect to the foregoing signed by a duly authorized officer of the Company;

               (c) there shall not have occurred any Material Adverse Change in the Company or any event that is reasonably likely to result in a Material Adverse Effect to the Company and its subsidiaries taken as a whole;

               (d) there shall not be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of such), any shareholder of Company or any other person or party (but only if such shareholder suit, action or proceeding is deemed by Parent to have a reasonable likelihood of success) directly or indirectly (i) challenging the acquisition by Parent or Sub of any shares of the Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by the Company's directors or a violation of federal securities law or applicable corporate law,
(ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote the Company Common Stock accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole, or (v) seeking to impose a material condition to the Offer, Merger or Agreement which would be adverse to Parent; and

               (e) All third party consents, the failure of which to obtain would have a Material Adverse Effect on the Company, shall have been obtained.

        7.3 Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

               (a) the representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed by duly authorized officers of Parent and Sub; and

               (b) Parent and Sub shall have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and the Company shall have received a certificate with respect to the foregoing signed by duly authorized officers of Parent and Sub.

        7.4 Conditions to the Short-Form Merger. Notwithstanding the foregoing provisions of this Article VII, the only conditions to Parent's and Sub's obligation to effect the Short-Form Merger, if the Short-Form Merger may be effected pursuant to applicable law, shall be the conditions set forth in
Section 7.1 (b) and (c).

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

               (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

               (b) by either Parent or the Company,

                      (i) if the Merger shall not have been consummated on or prior to January 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                      (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

                      (iii) if the required approval of the Company's shareholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Shareholders Meeting duly convened therefor and at any adjournment thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of the Shareholder Tender and Voting Agreement by any party thereto other than Parent;

               (c) by Parent, in the event that (i) the Company's Board of Directors or any committee thereof shall have failed to recommend the Offer, the Merger, this Agreement, or the Company Shareholder Approval, including any failure to include such recommendation in the Schedule 14D-9 or the Proxy Statement, or shall have so resolved; (ii) the Company's Board of Directors or any committee thereof shall have withdrawn or modified (including by amendment of the Schedule 14D-9 or Proxy Statement) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger, this Agreement, or the Company Shareholder Approval, shall have approved or recommended any takeover proposal (including a superior proposal), or shall have resolved to do any of the foregoing; (iii) the Company shall have entered into any letter of intent or similar document, agreement or commitment with respect to any takeover proposal (including a superior proposal) or the Company's Board of Directors or any committee thereof shall have resolved to do so; (iv) the Company's Board of Directors or any committee thereof upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger or this Agreement, shall have failed to do so within two business days after such request is made or shall have so resolved; or (v) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer;

               (d) by Parent, if any of the representations and warranties of the Company set forth in this Agreement shall have failed to be true and correct in any material respect as of the date of the Agreement or shall have ceased to be true and correct in any material respect at any time thereafter, or if the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it; provided, that if any such breach or failure (other than a breach of Sections 5.2 or 6.1 or any other breach that has caused irreparable harm, which may not be cured) is curable by the Company through the exercise of its reasonable efforts, then Parent may not terminate this Agreement under this subsection (d) until ten business days after written notice thereof has been given to the Company by Parent and unless at such time the matter has not been cured; or

               (e) by the Company, if any of the representations and warranties of Parent or Sub set forth in this Agreement shall have failed to be true and correct in any material respect as of the date of the Agreement or shall have ceased to be true and correct in any material respect at any time thereafter, or if Parent or Sub shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Sub to be performed or complied with by it; provided, that if any such breach or failure (other than a breach that has caused irreparable harm, which may not be cured) is curable by Parent or Sub through the exercise of its reasonable efforts, then the Company may not terminate this Agreement under this subsection (e) until ten business days after written notice thereof has been given to Parent and Sub by the Company and unless at such time the matter has not been cured.

        8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 6.2, Section 6.8, this Section 8.2 and Article IX; provided, however, to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party may be held liable for damages for such breach; and, provided, further, that (x) in the event this Agreement is terminated by Parent pursuant to Section 8.1(c), the Company shall pay or cause to be paid a fee equal to $15,000,000 in immediately available funds within two business days of such termination, and (y) in the event this Agreement is terminated by Parent pursuant to Sections 8.1(b)(i) or 8.1(d), or by Parent or the Company pursuant to Section 8.1(b)(iii), and, prior to such termination, a third party has publicly announced a takeover proposal, the consummation of which would constitute an Acquisition Event (as defined below), and within 12 months following the termination of this Agreement, an Acquisition Event is consummated or the

Company enters into an agreement providing for an Acquisition Event, the Company shall pay or cause to be paid to Parent a fee equal to $15,000,000 in immediately available funds within two business days after the consummation of such Acquisition Event or the entry by the Company into such agreement; provided, that if such Acquisition Event provides for a consideration per Share less than the Offer Price but greater than the closing price per Share on the Nasdaq National Market on the trading day immediately prior to the public announcement of the execution of this Agreement (the "Pre-Offer Price"), the fee payable by the Company pursuant to this clause (y) shall be $10,000,000, and if such Acquisition Event provides for a consideration per Share less than or equal to the Pre-Offer Price, no fee shall be payable by the Company pursuant to this clause (y). For the purposes of this Agreement, "Acquisition Event" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        8.3 Amendment. This Agreement may be amended by the parties at any time before or after obtaining the Company Shareholder Approval, if Company Shareholder Approval is required by law; provided, however, that after any required Company Shareholder Approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 6.7, after the acceptance for payment of shares of the Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required by the Company to (i) materially amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

        9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or Sub, to

                      Compuware Corporation
                      31440 Northwestern Highway
                      Farmington Hills, Michigan 48334
                      Attention: President
                      Facsimile: 248-737-1822

                      with copies to:

                      Compuware Corporation
                      31440 Northwestern Highway
                      Farmington Hills, Michigan 48334
                      Attention: General Counsel
                      Facsimile: 248-737-7690

               (b)    if to the Company, to

                      Data Processing Resources Corporation
                      18301 Von Karman Avenue, Suite 600
                      Irvine, California 92612
                      Attention: Chief Executive Officer
                      Facsimile: 949-752-1190
                      with a copy to:

                      Riordan & McKinzie
                      695 Town Center Drive, Suite 1500
                      Costa Mesa, California 92626
                      Attention: James W. Loss, Esq.
                      Facsimile: 714-549-3244

        9.3 Definitions. For purposes of this Agreement:

               (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

               (b) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect that is or would be materially adverse to the Company and its subsidiaries, taken as a whole, taking into account the business, properties, assets, employees, financial condition or results of operations of the Company and its subsidiaries, excluding those changes, effects and developments that directly result from (i) the announcement of the Offer or the Merger, (ii) general economic conditions, or (iii) conditions generally affecting the industry in which the Company competes (provided, that such conditions do not adversely affect the Company disproportionately); provided, that in any litigation regarding this definition where the principal change or effect at issue involves the termination for any reason of the employment of the Company's or its subsidiaries' employees, the Company shall be required to sustain the burden of proving by clear and convincing evidence that the exclusion set forth in clause (i) of this sentence is applicable.

               (c) "person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity;

               (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

               (e) "superior proposal" has the meaning assigned thereto in
Section 6.1; and

               (f) "takeover proposal" has the meaning assigned thereto in
Section 5.2.

        9.4 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns. References to a law or statute in this Agreement include all amendments and modifications to such law or statute, and all rules and regulations promulgated thereunder. References to the Company in this Agreement refer also to the Company's subsidiaries unless the context would clearly indicate otherwise.

        9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the exhibits and schedules hereto, the Shareholder Tender and Voting Agreement, the Employment and Noncompetition Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, other than Section 6.6, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

        9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub and Parent of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Michigan or in the State of California or in Michigan or California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction and venue of any Federal court located in the State of Michigan or the State of California or any Michigan or California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or choice of venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Michigan or in the State of California.


                   REST OF THIS PAGE INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    COMPUWARE CORPORATION


                                    By:  /s/ Peter Karmanos, Jr.
                                         ---------------------------------------
                                    Name:    Peter Karmanos, Jr.
                                    Title:   Chairman of the Board and Chief
                                             Executive Officer


                                    COMP ACQUISITION CO.


                                    By:  /s/ Thomas Costello, Jr.
                                         ---------------------------------------
                                    Name:    Thomas Costello, Jr.
                                    Title:   Vice President


                                    DATA PROCESSING RESOURCES CORPORATION


                                    By:  /s/ Mary Ellen Weaver
                                         ---------------------------------------
                                    Name:   Mary Ellen Weaver
                                    Title:  Chairman of the Board and Chief
                                            Executive Officer

                                                                       EXHIBIT A

                                      Offer

        Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of the Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of the Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock which would represent at least 91% of the shares of Company Common Stock outstanding at the close of business on the business day immediately preceding the day on which the Offer will expire or terminate (the "Minimum Tender Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of the Company Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, or if, upon the scheduled expiration date of the Offer (as extended) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists and is continuing:

               (a) there shall be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of such), any shareholder of Company or any other person or party (but only if such shareholder suit, action or proceeding is deemed by Parent to have a reasonable likelihood of success) directly or indirectly (i) challenging the acquisition by Parent or Sub of any shares of the Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by the Company's directors or a violation of federal securities law or applicable corporate law, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote the Company Common Stock accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole, or (v) seeking to impose a material condition to the Offer, Merger or Agreement which would be adverse to Parent.

               (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

               (c) there shall have occurred any Material Adverse Change in the Company and its subsidiaries taken as a whole or any event that is reasonably likely to result in a Material Adverse Change in the Company and its subsidiaries taken as a whole;

               (d) (i) the Company's Board of Directors or any committee thereof shall have failed to recommend the Offer, the Merger, this Agreement, or the Company Shareholder Approval, including any failure to include such recommendation in the Schedule 14D-9 or the Proxy Statement, or shall have so resolved; (ii) the Company's Board of Directors or any committee thereof shall have withdrawn or modified (including by amendment of the Schedule 14D-9 or Proxy Statement) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger, this Agreement, or the Company Shareholder Approval, shall have approved or recommended any takeover proposal (including a superior proposal), or shall have resolved to do any of the foregoing; (iii) the Company shall have entered into any letter of intent or similar document, agreement or commitment with respect to any takeover proposal (including a superior proposal) or the Company's Board of Directors or any committee thereof shall have resolved to do so; (iv) the Company's Board of Directors or any committee thereof upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger or this Agreement, shall have failed to do so within two business days after such request is made or shall have so resolved; or (v) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer;

               (e) any of the representations and warranties of the Company set forth in this Agreement shall have failed to be true and correct in any material respect as of the date of the Agreement or shall have ceased to be true and correct in any material respect at any time thereafter;

               (f) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it; provided that if any such breach or failure (other than a breach of Sections 5.2 or 6.1 or any other breach that has caused irreparable harm, which may not be cured) is curable by the Company through the exercise of its reasonable efforts, then Parent may not terminate the Offer under this subsection (f) until ten business days after written notice thereof has been given to the Company by Parent or Sub and unless at such time the matter has not been cured;


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



               (g) this Agreement shall have been terminated in accordance with its terms;

               (h) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, or (5) in the case of any of the situations described in clauses (1) through (4) inclusive existing at the date of commencement of the Offer, a material escalation or worsening thereof;

               (i) (1) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Sub, any of its affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 10% of the outstanding shares of Company Common Stock, (2) shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any shares of Company Common Stock or merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or
(3) shall have otherwise announced a tender offer with respect to shares of Company Common Stock; provided, that upon satisfaction and maintenance of the Minimum Tender Condition, this condition (i) shall only consist of clause (2) hereof;

               (j) any bankruptcy proceedings shall have been instituted with respect to the Company and not dismissed;

               (k) any third party consent, the failure of which to obtain would have a Material Adverse Effect on the Company, shall not have been obtained;

which, in the sole judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Parent or any of its subsidiaries which constitutes a breach of this Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of Sub and Parent and their respective affiliates and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition (other than any action or inaction by Parent or any of its subsidiaries which constitutes a breach of this Agreement) or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.



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